Exhibit 5.1

June 21, 2017

State National Companies, Inc.

1900 L. Don Dodson Drive

Bedford, Texas 76021

Re:                             First Amended and Restated State National Companies, Inc. 2014 Long-Term Incentive Plan — Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 of State National Companies, Inc. (the “Company”) filed on March 30, 2015, as amended by Post-Effective Amendment No. 1 to Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date of this letter (the “Registration Statement”).  The Registration Statement relates to the shares of common stock of the Company, par value $0.001 per share (“Common Stock”) that were authorized and remained available for issuance under the State National Companies, Inc. 2014 Long-Term Incentive Plan (the “Original Plan”) immediately prior to May 18, 2017 (the “Effective Date”), including shares subject to outstanding awards granted under the Original Plan and any forfeitures of shares under outstanding awards on or after the Effective Date (collectively, the “Remaining Original Plan Shares”) that are on and after the Effective Date, available for issuance under the First Amended and Restated State National Companies, Inc. 2014 Long-Term Incentive Plan (the “Amended and Restated Plan”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including, without limitation, (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the authorization of the issuance and sale of the Remaining Original Plan Shares and related matters thereto, (iii) the Original Plan, and (iv) the Amended and Restated Plan.

In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

In rendering the opinions set forth herein, we have assumed that, at the time of the issuance of the Remaining Original Plan Shares pursuant to awards granted under the Original Plan or the Amended and Restated Plan (the “Award Shares”), (i) the resolutions of the Company referred to above will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully paid status of the Common Stock, (iii) the Company will receive consideration for the issuance of the Award Shares that is at least equal to the par value of the Common Stock, (iv) all requirements of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation and the Bylaws will be complied with when the Award Shares are issued, (v) sufficient shares of Common Stock will be authorized for issuance under the Amended and Restated Certificate of Incorporation of the Company that have not otherwise been issued or reserved for issuance and (vi) neither the issuance nor sale of the Award Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, it is our opinion that the Award Shares, to the extent such shares represent original issuances by the Company, when issued and sold after the Registration Statement has become effective under the Securities Act and  in accordance with the terms of the Amended and Restated Plan and the instruments executed pursuant to the Original Plan or the Amended and Restated Plan, as applicable, will be legally issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  We assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We bring to your attention that certain partners of Locke Lord LLP beneficially own shares of the Company’s Common Stock representing less than one percent of the Company’s outstanding Common Stock as of the date hereof.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ LOCKE LORD LLP